KANDI Technologies Corp.

KNDI.OB

The Zhejiang Kandi Vehicles Company (KANDI) founded in 2003, and headquartered in Zhejiang Province, The People’s Republic of China (PRC) is a rapidly growing, profitable manufacturer of a wide range of high quality, fuel-efficient, specialized motorized vehicles. The Company’s core business is power sports vehicles including ATV’s, utility trucks, scooters, dirt bikes, golf carts and approximately 15% of the world Go Kart market. Additionally, it will shortly introduce its new super-mini car to the North American market. KANDI sells its products in the PRC, America, Europe and Southeast Asia.

FINANCIAL HIGHLIGHTS

CORPORATE PROFILE — December 2007

Zhejiang Kandi Vehicles Co., Ltd.
Jinhua City Industry Zone
Kandi Vehicle Centre
Jinhua, Zhejiang Province,
China 321016
Tel: 86-579-82239158/82239856
Fax: 86-579-82239855/82239788
Web: http://www.chinakandi.com
and http://www.kandivehicle.com
Sector: Manufacturing
Industry: Transportation
Auditor: Gately & Associates, LLC
Transfer Agent: Corporate Stock
Transfer, Denver, CO

KNDI.OB is a fully reporting company with the SEC in the US. Full current financial information can be found by typing Kandi into the following link:
www.sec.gov/edgar/searchedgar/companysearch.html
2006 Results Revenues ($M) Net income ($M)
Third Quarter Results 2007

Continuing strong 2007 third quarter sales of Go- Kart beach vehicles contributed to a 470% sales increase to $8,854,668 compared with $1,552,217 in the same period last year. Net income grew 587% from $126,908 or $0.01 per share, in last year’s third quarter, to $871,498, or $0.04 per share in the third quarter of 2007. Through the first nine months of 2007, sales rose approximately 311% to $26,022,205 while net income grew nearly ten-fold to $3,727,193 or $0.25 per share.

Nine months ended Sept 30

SELECT FINANCIALS Fiscal YE: December 31 52 wk Range: $3.25 - $5.30 Market Cap: $81 Mill. Appx. F/D Shares Out: 19,961,000 Mgmt Ownership: 12M (60%) Employees: 578
2007 Full Year Outlook

In its 2007 third quarter release, the Company stated that “it expects full year revenues, excluding possible car sales this year, to reach approximately $39 million, which would be more than a 150% increase over the approximately $14.5 million in revenues achieved in 2006. Full year net income also is expected to grow substantially, to in excess of $5 million, as compared with reported net income in 2006 of $1.1 million.”

GROWTH STRATEGY

● Continue profitable growth via concentration on three areas of small vehicle production: Go Karts, Special Purpose Vehicles, Casual Purpose Vehicles
● Double current sales revenue in Go Karts, mainly by becoming leading producer of this increasingly popular product in China
● Continue growth in Special Purpose Vehicles with particular focus on mini-size pesticide spraying vehicles and mini-service vehicles
● Forge new growth area with fashionable, energy-saving super mini-cars, beginning with exports to the U.S. in late 2007/early 2008, and later, sales in China as market there matures

INVESTMENT CONSIDERATIONS

● Wall Street has a thirst for profitable, high quality Micro-cap Chinese companies
● KANDI is well capitalized and poised for growth in a world market growing at a double digit pace
● Led by a highly experienced management team
● KANDI’s core power sports business is expanding into many new product lines and geographical markets
● KANDI has more than 40 quality foreign and domestic distribution partners
● Lower labor and materials costs in the PRC provide significant competitive advantage
● KANDI’s Intellectual Property Rights are protected by thirty-five provincial patents, including two invention patents and utility new patents.
● Three KANDI products obtained provincial new products designation and have completed two comprehensive city technology plans for fuel-efficient vehicles
● The KANDI Super-Mini Car has successfully completed the trial stage and is scheduled for launch in the United States in 2007 where it is expected to generate substantial additional revenues

EXISTING PRODUCT LINE

KANDI has achieved profitability with its line of power sports vehicles which includes Go-Karts, All Terrain Vehicles, mopeds, motorcycles and electric scooters that are sold in the PRC, Europe, America and Southeast Asia. The Company also manufactures special purpose vehicles including farm utility trucks, specialized delivery vehicles, motorized pesticide sprayers and golf carts.

SUPER-MINI VEHICLES

KANDI will launch sales of its Super-Mini car in the United States in October 2007. It will offer an affordable, fuel-efficient, environmentally friendly and fun-to-drive alternative to the smartcar being introduced by Mercedes Car Group in the spring of 2008, and the Chery subcompact vehicle manufactured by a joint venture between Chrysler Group and China’s Chery Automotive to introduce Chinese-made small and subcompact vehicles to U.S. consumers. KANDI will introduce a Super-Mini cabriolet in the fourth quarter of 2007.

MARKET OPPORTUNITY

With global economic development and improved living standards, the automobile has become not only the preferred method of transportation, but also an important indicator of status and personality. Rising fuel costs and environmental awareness have led to the increasing popularity of affordable, fuel-efficient cars.

The “Super-Mini car” is the trend of the future. These vehicles have been described as “future city vehicles,” and their fuel efficiency, easy handling and cartoon-like design have attracted large numbers of fans in Japan and Europe. In just a few years, more than three million units have been sold in the nine countries of the European market.

During the energy crisis of the 1970s, Japanese automobile manufacturers penetrated the U.S. market when domestic automobile manufacturers failed to anticipate changing consumer tastes. KANDI believes a similar opportunity exists today to deliver a vehicle that addresses the large and relatively unserved demand in the United States for small, affordable, fuel-efficient, green vehicles.

In China, Super-Mini vehicles are used mostly in the countryside, villages and towns for delivery and commerce. The urban Super-Mini casual car market is still in its infancy. Market analysts expect that Super-Mini cars will become a fashionable, cool and energy-saving part of urban life as the economy continues to grow and citizens have disposable income. The Chinese government believes that the use of Super-Mini cars will substantially decrease the country’s dependence on foreign oil and limit pollution and crowding while allowing more of its citizens to operate personal vehicles.

MANAGEMENT TEAM

Hu Xiaoming, Chief Executive Officer and President, has been Chairman of the Board of Directors since 2005. He has extensive experience with electric vehicles and mini cars. He owns three invention patents, five utility model patents, and over ten appearance design patents.

Zhu Xiaoying, Chief Financial Officer and Director, joined Kandi in September 2003. Previously, she worked as accounting manager for Zhejiang Yongkang Automobile Manufacture Co.

This Profile may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The words “may,” “would,” “will,” “expect,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. This profile is for information purposes only and does not constitute an offer to buy or sell securities. DISCLAIMER